PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES CASH DIVIDEND

Lawrenceburg, Ind., May 30, 2013 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share, payable on or about June 27, 2013, to stockholders of record as of the close of business on June 11, 2013.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

Contact:        United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822